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                                                                    EXHIBIT 10.2

        THIS DOCUMENT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST
                   PURSUANT TO RULE 24B-2 OF THE COMMISSION.

                              ROD SUPPLY AGREEMENT


         This Rod Supply Agreement ("Agreement") is made and entered into by and between GS Industries, Inc., a Delaware corporation ("GSI") and Florida Wire and Cable, Inc., a Delaware corporation ("FWC"), effective as of the 19th day of November, 1999.

                                    RECITALS
         A. FWC produces PC Strand, pipe wrap, guy strand, utility strand, and other high carbon wire products.

         B. GSI, through subsidiary corporations, produces wire rod at plants located in Georgetown, South Carolina and Kansas City, Missouri suitable for use by FWC as the raw material for its wire products.

         C. The parties desire to enter into this Agreement whereby GSI, through its subsidiaries, will supply and FWC will purchase [*] FWC's requirements for wire rod.

         THEREFORE, IN CONSIDERATION of the foregoing premises, the mutual promises and covenants herein set forth and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree as follows:



* Confidential portion has been omitted and filed separately with the Commission.


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                                   AGREEMENT

         1.   DEFINITIONS

              The following words and phrases shall have the meanings indicated when used in this Agreement:

         "Acquisitions" shall mean all acquisitions of HC Rod, regardless of whether by purchase, intercompany transfer (including, without limitation, any conversions for fees) or otherwise.

         "Carry Over Tons" shall mean Tons of HC Rod ordered by a customer, including without limitation FWC, for delivery to the customer during any single month and which are actually delivered to the customer during a subsequent month or months.

         [*]

         "Contract Year" shall mean the period between January 1, 2000 and December 31, 2000 and thereafter every twelve month period during the term hereof beginning on January 1 and ending on December 31. Whenever any quantity referenced in this Agreement is to be measured against a Contract Year and if this Agreement ends for any reason on any date other than the end of the Contract Year, then such quantity shall be prorated by such portion of a year represented by the period from the end of the last Contract Year to the ending date of this Agreement.

         "Domestic Suppliers" shall mean suppliers of PC Strand Rod to either or both of FWC and Insteel to the extent the PC Strand Rod sold to FWC or Insteel is produced by such supplier at a facility located in the United States.

         "Effective Date" shall mean the date on which Insteel acquires the outstanding capital stock of FWC from GSI's affiliate, GS Technologies Operating Co., Inc., pursuant to the Stock Purchase Agreement dated November 19, 1999 between Insteel and GS Technologies Operating Co., Inc. "GSC" shall mean Georgetown Steel Corporation, a



* Confidential portion has been omitted and filed separately with the Commission.


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Delaware corporation.

         "HC Rods" shall mean the prime quality high carbon wire rods described on, or substantially equivalent to those described on, Exhibit 2 to this Agreement, which rods contain a carbon content of Four-Tenths of One Percent (0.40%) or higher and are of the type manufactured by GSI's subsidiaries and used in FWC's manufacturing plants in the production of PC Strand, pipe wrap, guy strand, utility strand and other high carbon wire products; and provided, that upholstery spring wire shall in no event be considered utility strand for any purposes of this Agreement.

         "Insteel" shall mean Insteel Industries, Inc., a North Carolina corporation.

         [*]

         "PC Strand" shall mean steel wire strand primarily for use in reinforced concrete and known in the industry as prestressed concrete strand.

         "PC Strand Rod" shall mean wire rod for use as the raw material in the production of PC Strand.

         "Price" shall mean the delivered purchase price per Ton for HC Rods ordered by FWC under this Agreement and shall include the cost of freight and exclude all sales, use and similar taxes on the sale and delivery of the HC Rods.

         "Ton" shall mean a short ton of 2,000 pounds.

         2.   PURCHASE AND SALE

              2.01 Subject to the terms and conditions of this Agreement, FWC hereby agrees to purchase for its own use in production from GSI during the period commencing on the Effective Date and ending on December 31, 1999 at least [*] of FWC's requirements for HC Rods (as measured by FWC's actual Acquisitions); provided that for purposes of determining whether FWC has fulfilled its obligations to purchase



* Confidential portion has been omitted and filed separately with the Commission.


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from GSI at least [*] of FWC's requirements for HC Rods (as measured by FWC's actual Acquisitions), all purchases by Insteel of HC Rod from GSI for delivery to its Gallatin, Tennessee facility shall be considered to be purchases by FWC. Subject to the terms and conditions of this Agreement, FWC hereby agrees to purchase for its own use in production from GSI each calendar quarter of each Contract Year [*] of FWC's requirements for HC Rods (as measured by FWC's actual Acquisitions) up to aggregate purchases from GSI of [*] Tons for each Contract Year; provided, that FWC shall purchase from GSI a minimum of [*] Tons of HC Rods each Contract Year; and further provided, that for purposes of determining whether FWC has fulfilled its obligations to purchase from GSI at least [*] of FWC's requirements for HC Rods (as measured by FWC's actual Acquisitions) and at least [*] Tons of HC Rod each Contract Year, all purchases by Insteel of HC Rod from GSI for delivery to its Gallatin, Tennessee facility shall be considered to be purchases by FWC. FWC may but is not required to place orders with GSI for more than [*] Tons of HC Rods in any Contract Year, and GSI may but is not required to accept some or all of such orders. For purposes of this Section 2.01, FWC shall mean FWC and any subsidiary entities in which FWC holds, directly or indirectly, fifty percent (50%) or more of the voting stock or equity or in which FWC has the ability to elect or control the management of such entity. For purposes of this Section 2.01, HC Rod shall be considered purchased upon shipment.

              2.02 GSI hereby agrees to sell and deliver to FWC all of the HC Rods ordered by FWC for its own use in production during the term of this Agreement; provided, that GSI shall not be required to sell or deliver more than [*] Tons of HC Rods



* Confidential portion has been omitted and filed separately with the Commission.


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to FWC during any Contract Year.

              2.03 Title and risk of loss to the HC Rods shall pass to FWC upon shipment; provided that the transfer of title and risk of loss upon shipment shall not be construed to modify or affect GSI's obligations to deliver to FWC's facility HC Rod complying with GSI's warranties as provided in
Section 7.02 hereof. All purchases, sales and deliveries of HC Rods by GSI to FWC during the term hereof shall be made pursuant to the terms and provisions of this Agreement. Additional or inconsistent terms or provisions contained in any purchase order or purchase order confirmation or similar commercial document shall not be effective unless stated in a writing signed by both parties.

              2.04 The parties hereto agree that [*] are expressly excluded from this Agreement. GSI may supply these products to FWC in quantities, on terms and at prices to be agreed upon by GSI and FWC.

         3.   SCHEDULING

              3.01 No later than the 15th day of each month immediately preceding the end of a calendar quarter, FWC shall submit its written purchase order to GSI for HC Rods for delivery during the coming calendar quarter. FWC shall endeavor to equalize the quantity requested for each month. FWC shall endeavor to place orders with GSI which, when combined with orders of HC Rod placed with GSI by Insteel for delivery to its Gallatin, Tennessee facility, shall be for an amount of tons which is at least equal to [*] of FWC's requirements (as measured by its actual Acquisitions) and not less than [*] nor more than [*] Tons of HC Rods per quarter. With each written purchase order, FWC



* Confidential portion has been omitted and filed separately with the Commission.


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shall provide in writing to GSI delivery dates (which shall be expressed in weeks) regarding how many Tons of the quarterly order it prefers to be shipped each week of the quarter. FWC may make reasonable adjustments to its order and delivery schedule in keeping with normal industry practices to promote good inventory management and customer service.

         4.   PRICE

              4.01 The Price for the HC Rods initially ordered by FWC hereunder shall be the respective Price set forth in Exhibit 2 attached hereto and incorporated herein by reference. Thereafter the Price for HC Rods to be purchased by FWC shall be established by GSI on a quarterly basis as described in this Section 4.01. No later than the 15th day of the calendar month preceding the end of each calendar quarter, GSI shall provide FWC with the Price for HC Rods for the immediately following calendar quarter.



* Confidential portion has been omitted and filed separately with the Commission. (Omitted portion includes one entire page.)


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         5.   SHIPPING AND DELIVERY TERMS

              5.01 GSI shall use commercially reasonable efforts to ship HC Rods to FWC substantially in accordance with the shipping instructions of FWC contained in the accepted purchase order. The cost of such shipping shall be borne by GSI and shall be included in the Price for such purchase order; provided, however, that it is understood that the Price for HC Rods is based on shipment by rail and the packaging requirements of FWC in place at the time of this Agreement. If FWC specifies any other mode of shipment or any other packing requirements other than the requirements in place on the date of this Agreement, FWC agrees to reimburse GSI for any additional cost incurred by GSI. Notwithstanding the preceding two sentences, it shall be the responsibility of GSI to deliver to FWC's facility HC Rods which comply with GSI's warranties as provided in Section 7.2 hereof. Should shipment by a reasonable transportation mode other than rail be required due to the failure of GSI to meet the reasonable delivery requirement of FWC unless such alternate method of transportation is engaged, and provided that FWC has given commercially reasonable notice of its delivery requirements to GSI, then GSI shall assume the additional cost, if any, associated with such alternate mode of transportation.



* Confidential portion has been omitted and filed separately with the Commission.


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         6.   INVOICE AND PAYMENT TERMS

              6.01 GSI will issue an invoice for HC Rods when shipped. All invoices shall be due and paid by wire transfer to GSI's designated account in immediately available funds not later than [*] days from the date of invoice. Invoices not paid in full within [*] days after the date of invoice shall be past due and shall be subject to the then current interest, charges and fees applicable to past due accounts.

         7.   ACCEPTANCE OF GOODS/LIMITED WARRANTY

              7.01 FWC shall inspect the HC Rods received from GSI and report in writing any discrepancies in the quantity of HC Rod between the HC Rods delivered and the terms of sale to GSI within forty-five (45) days after delivery. If GSI does not receive a discrepancy report from FWC within forty-five (45) days after delivery, the HC Rods will be deemed accepted and all claims for discrepancies in the quantity of HC Rod which reasonably could have been discovered by routine inspection during such period shall be deemed irrevocably waived, released and remised.

              7.02 GSI warrants that the HC Rods sold and delivered to FWC hereunder shall conform to normal ASTM standards for high carbon rods and shall either be usable in the production of PC Strand or usable in the production of galvanized products. To the extent FWC's order of HC Rods indicates that the HC Rod is to be used in the production of PC Strand, GSI shall warrant that such HC Rod is usable in the production of PC Strand. Similarly, to the extent FWC's order of HC Rods indicates that the HC Rod is to be used in the production of galvanized products, GSI shall warrant that such HC Rod is usable in the production of galvanized products. In the event that any



* Confidential portion has been omitted and filed separately with the Commission.


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HC Rods do not conform to normal ASTM standards for high carbon rods, GSI will make an equitable adjustment in the Price of all HC Rods delivered to FWC which do not conform to this standard provided such non-conformity is reported in writing to GSI within thirty (30) days after the date the non-conformity is discovered or could reasonably be expected to have been discovered or, in the alternative, with GSI's consent, not to be unreasonably withheld, to return such non-conforming product to GSI for credit against amounts owed to GSI by FWC. Similarly, in the event that any HC Rods are not usable in the production of PC Strand or galvanized products, GSI will make an equitable adjustment in the Price of all HC Rods delivered to FWC which are not so usable provided such failure to be usable is reported in writing to GSI within thirty (30) days after the date the failure to be usable is discovered or could reasonably be expected to have been discovered, or, in the alternative, with GSI's consent, not to be unreasonably withheld, to return such unusable product to GSI for credit against amounts owed to GSI by FWC.

              7.03 EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 7.02 ABOVE, GSI MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AND THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.

              7.04 In no event shall GSI be liable to FWC for any incidental, consequential, indirect or special damages, even when GSI has been advised of the possibility of the same.

         8.   DEVELOPMENT OF NEW PRODUCTS OR PROCESS IMPROVEMENTS/QUARTERLY
MEETINGS

              8.01 FWC and GSI may from time to time agree to changes in the specifications set forth on Exhibit 2 or enter into a development program for process and


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product improvements or new product applications. These products may have sizes, quality grades and other characteristics different from those then being supplied under this Agreement. Prior to making or filling any orders based on such new products or processes, the parties shall agree [*] during the development period to cover the additional production, special equipment utilization, testing and reporting responsibilities required to develop the new process or product. The parties shall also agree on the Price for such new products or products produced by such new processes, which will be [*]. All new product and process information such as chemistry, diameter, processing data, processing methods, and test results, shall be subject to Article 10 hereunder.

              8.02 Representatives of FWC and GSI shall meet each quarter at Jacksonville, Florida or Georgetown, South Carolina (on a rotating basis) or other mutually agreeable location to discuss issues of material concern relating to their operations and the administration of this Agreement.

         9.   RIGHT OF AUDIT

              9.01 No more often than twice each Contract Year, GSI or its representatives may, upon reasonable notice and during normal business hours, using reasonable care not to disturb the ordinary business operations of FWC, conduct an audit of FWC's actual Acquisitions during the current or immediately preceding Contract Year. If FWC has not purchased at least [*] of such Acquisitions from GSI during the remainder of 1999 or during the applicable Contract Year, as the case may be, or if FWC shall not have purchased a minimum of [*] Tons of HC Rods during the applicable Contract Year, as GSI's exclusive remedy for such shortfall, FWC shall, within thirty



*Confidential portion has been omitted and filed separately with the Commission.


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(30) days after receipt of the auditor's report (subject to FWC's right to contest such audit pursuant to Article 14 hereunder) pay to GSI a sum of money equal to the product obtained by multiplying the difference between the Tons which FWC was required to purchase from GSI hereunder and the Tons it actually purchased from GSI by GSI's "Gross Profit Per Ton." For the purposes of this
Section 9.01, "Gross Profit Per Ton" shall be equal to (i) the net sales price per Ton of HC Rod (the price per Ton of HC Rod net of freight, insurance and sales commissions) sold and delivered to FWC during the last month of the Contract Year minus (ii) the average production costs per Ton incurred in the manufacture of all categories of wire rods as reflected in GSI's Georgetown, South Carolina rod mill's cost of wire rod production schedule for the last month of the Contract Year. Such calculation shall exclude any unusual and non-recurring items of revenue or expense.

         10.  CONFIDENTIALITY

              10.01 Each party acknowledges that, from time to time during the term of this Agreement, the other may disclose to it information regarding the composition and specifications for the HC Rods or its goods, performance characteristics of the HC Rods or goods, customer preferences, market information, product development information, costs, plans, budgets and other valuable proprietary business information, whether similar or dissimilar, all of which information disclosed by one party to the other pursuant to this



* Confidential portion has been omitted and filed separately with the Commission. (Omitted portion includes one entire page.)


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Agreement being considered confidential, valuable and proprietary by the disclosing party ("Confidential Information"). Each party agrees that it will not use or disclose any Confidential Information of the other except as expressly authorized by this Agreement, as required by applicable law or as may be compelled by an authorized government agency or court. Each party shall refrain from any action which might reasonably be foreseen to compromise the confidentiality or proprietary nature of the Confidential Information of the other party. Confidential Information shall not be deemed to include (i) information known to a party prior to the execution of this Agreement; (ii) information which is or becomes part of the public domain through no fault of the non-owning party; and (iii) information which is disclosed to it during the term of this Agreement by a third party which was not under any obligation of confidentiality with respect to such information at the time of disclosure.

         11.  TERM AND TERMINATION

              11.01 The initial term of this Agreement shall commence on the Effective Date and, unless sooner terminated as provided herein, shall expire on December 31, 2004. This Agreement shall automatically be renewed for an additional term of three (3) years to December 31, 2007 unless GSI or FWC shall have provided written notice to the other on or before December 31, 2003 that this Agreement shall be terminated on December 31, 2004. Thereafter, provided that this Agreement has not been sooner terminated, each party is then in compliance with all the terms and conditions of this Agreement and neither party has given notice as provided below to the other of non-renewal, then this Agreement shall automatically renew for successive additional three (3) year terms. Following the first renewal term, either party may provide notice of non-renewal of this Agreement, in which case the Agreement shall terminate effective as of the


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end of the current term, so long as such party delivers written notice of non-renewal to the other party not later than 12 months, and not earlier than 15 months, before the end of the current term.

              11.02 Either party may terminate this Agreement at any time for Cause (as defined below) upon the giving of written notice of termination at least ninety (90) days prior to the effective date of termination stated in the notice; provided, however, that if the Cause is a material breach of this Agreement and the party cures such breach within thirty (30) days after receiving the notice or, if the nature of the breach is such that cure cannot reasonably be achieved within such 30 days but the breaching party begins good faith efforts to cure said breach within thirty (30) days and thereafter continues to prosecute said cure to completion, then the Agreement shall not terminate by reason of such breach and notice; provided further, however, any purchases of HC Rods by FWC as a direct result of GSI failing to cure such breach within the cure period described above shall not be included for purposes of determining FWC's purchase requirements under Section 2.01 of this Agreement.

              11.03 Any of the following events shall constitute "Cause" for the purposes of Section 12.02: (i) a material breach of this Agreement; (ii) the party not giving the notice ceases to do business as a going concern, adopts or implements a plan of liquidation or dissolution, becomes or is adjudicated bankrupt or files or applies for bankruptcy, composition of similar relief under the applicable bankruptcy laws of any federal or state law or doctrine relating to protection from creditors generally.

              11.04 Unless GSC has agreed in writing to assume all of GSI's obligations under this Agreement, FWC may terminate this Agreement at any time after substantially all of the assets or capital stock of GSC are sold to any person or entity


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which is not controlled, directly or indirectly, by GSI or at any time after any merger, consolidation or other reorganization the result of which is that GSC is no longer controlled, directly or indirectly, by GSI.

              11.05 In the event this Agreement expires or terminates for any reason, the parties shall remain bound by the provisions of Articles 10 and 14, which Articles shall survive expiration or termination.

         12.  FORCE MAJEURE

              12.01 Any failure or delay in the performance by either party of its obligation hereunder shall not be a material breach of this Agreement if such failure or delay arises out of or results primarily from fire, storm, flood, tornado, hurricane, earth quake or other acts of God, explosion, or strikes, civil disorder or the act or decree of any competent or judicial authority or any other cause beyond the reasonable anticipation and control of party whose performance is thereby delayed or prevented (an event of "force majeure"). A party's failure or delay in performance shall only be excused (i) during the pendency of the event of force majeure, (ii) to the extent its performance is adversely affected or delayed by the event of force majeure, and (iii) for so long as such party is using diligent, commercially reasonably efforts to avoid or mitigate the effect of such force majeure; provided, however, any purchases of HC Rod by FWC during any force majeure period described above which excuses GSI's failure or delay in the performance of its obligation hereunder shall not be included for purpose of determining FWC's purchase requirements under Section 2.01 of this Agreement.

         13.  GENERAL

              13.01  Either party may assign, convey license or otherwise dispose of, in whole or in part, its rights (and, subject to the next to the last sentence of this Section


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13.01) its obligations under this Agreement to any entity directly or indirectly controlled by it or under common control by an entity controlling such party. (For the purposes of this Section 13.01, "control" shall mean the power to appoint or replace a majority of the entity's board of directors or equivalent managing board.) Except as allowed by the preceding two sentences, neither party may assign, convey, license or otherwise dispose of, in whole or in part, its rights or its obligations under this Agreement without the prior written consent of the other party hereto, which consent shall not unreasonably be withheld. Any assignment permitted hereunder shall not relieve the assigning party of any of its obligations under this Agreement unless the other party consents in writing to a release, except that any assignment by GSI to GSC in connection with the sale of substantially all of the assets or capital stock of GSC shall relieve GSI from its obligations under this Agreement as long as GSC has agreed in writing as part of such assignment to assume all of GSI's obligations under this Agreement. Any assignment by a party in violation of this Agreement shall be null and void. Nothing in this Agreement and nothing implied by this Agreement shall confer upon any person or entity, other than the parties hereto, and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

              13.02 All notices contemplated by this Agreement shall be sufficient if in writing and if delivered personally or sent by registered or certified mail, postage prepaid, addressed to the other party at the address indicated below or to such other address as either party may hereinafter designate in writing to the other:


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         If to GSI:

         GS Industries, Inc.
         Suite 200
         1901 Roxborough Road
         Charlotte, NC 28211
         Attention: Mark G. Essig, President


         If to FWC:

         Florida Wire and Cable, Inc.
         c/o Insteel Industries, Inc.
         1373 Boggs Drive
         Mt. Airy, NC 27030
         Attention: H. O. Woltz, III, President

              13.03 The forbearance by any party to enforce compliance with the terms of this Agreement for the other party's breach of this Agreement shall not constitute a waiver by the forebearing party of such breach or remedy which such party might have or assert; and the waiver by any party of any breach of any provision of this Agreement by the other shall not constitute a waiver of any other or subsequent breach.

              13.04 The terms and conditions of this Agreement are hereby deemed by the parties to be severable, and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity and enforceability of any other provisions hereof, unless by virtue of the invalidity or unenforceability of some of the provisions of this Agreement, this Agreement shall fail of its essential purpose.

              13.05 The headings of paragraphs and articles in this Agreement are for reference and convenience only and shall not affect the construction of this Agreement.

              13.06 This Agreement or any dispute or controversy arising or related out of or to it shall be governed and construed according to the laws of the State of North Carolina as if both parties were resident in that state and performed all of their obligations therein.

This Agreement expresses the entire understanding and agreement of the parties with respect to its subject matter; all prior agreements, statements and understandings being merged herein. It may not be amended or modified unilaterally, orally or by course of conduct, but may only be amended or modified by a written document signed by both parties. In as much as this Agreement was prepared as a result of negotiations and agreement by sophisticated parties, it shall not be construed against one party as the party preparing it.

         14.  DISPUTE RESOLUTION

              14.01 Neither party may submit any dispute or controversy arising hereunder (a "Dispute") to litigation or a demand for arbitration until such Dispute has been reviewed and the parties have attempted to resolve it by a meeting between the respective Presidents of each party responsible for the business unit involved. If no such meeting is held or if no resolution of such Dispute is achieved with thirty (30) days after written demand is first given for such meeting, then either party may submit the dispute to arbitration pursuant to the provisions below and the Rules of Commercial Arbitration of the American Arbitration Association (the "Rules").

              14.02 Each person named on all lists of potential arbitrators submitted pursuant to the Rules shall be neutral and impartial and shall have prior experience in business arbitration. The parties shall first endeavor to agree on a single arbitrator to hear the Dispute, but if agreement cannot be reached within thirty (30) days of the demand for arbitration, then the matter shall be heard by a panel of three (3) arbitrators, selected in accordance with this Agreement and the Rules. If resort is had for a panel of three (3) arbitrators, then each party may appoint an arbitrator of its own choosing who is not necessarily neutral or impartial, but who may not be an employee of or consultant to such party.

              14.03 Except as otherwise set forth herein or agreed by the parties, either party may discover matters from the other party in accordance with the procedures set forth in the Federal Rules of Civil Procedure (the "Federal Rules") as herein modified. The parties do not wish to incur the expense and inconvenience associated with the "wide-open" discovery normally available under the Federal Rules. No party may seek discovery from third parties except by agreement of the parties, or on motion granted by the arbitrator(s) upon a showing of substantial likely prejudice if discovery is not had. Discovery from any person or entity shall be had only for matters of demonstrated relevance or demonstrated substantial likelihood to lead to discovery of relevant evidence. The discovery period shall end four (4) months after the filing of the demand for arbitration; all depositions shall be completed and all requests for other discovery shall be served prior to that time. The arbitrator(s) may enter orders compelling discovery pursuant to the Federal Rules.

              14.04 The arbitration hearing shall be conducted continuously (except for reasonable recesses for meals and other brief recesses) during normal business hours until completed.

              14.05 Either party may invoke the aid of a court of competent jurisdiction and proper venue as necessary in support of the arbitration provided herein.

              14.06 The award of the arbitrator(s) (the "Award") shall be consistent with this Agreement and shall be given in writing within ten (10) business days after the close of the arbitration hearing. The Award shall contain findings of fact and conclusions of law. In the case of a multi-arbitrator arbitration, each arbitrator shall sign the Award, indicating whether he or she voted in favor of the Award. Either party may move for reconsideration by the arbitrator(s) by filing and serving a motion to that effect within five (5) business days after the delivery of the Award. A party who has lost a motion for reconsideration may file an appeal in any court of competent jurisdiction and proper venue, which may modify or set aside such Award only as provided below. Except as provided herein and by applicable statute, no other appeal shall be permitted. The trial by the court shall be without a jury, and each party waives its right to trial by jury. In the event of such appeal, the other party may counterclaim for enforcement of the Award. The parties agree that the finding of fact and conclusions of law set forth in the Award shall be filed with the court as the report of a special master, in the manner and with the effect prescribed by Rule 53(e) of the Federal Rules. The findings of fact shall not be final but shall be subject to review under the clearly-erroneous standard prescribed by Rule 53(e)(2) and (4) of the Federal Rules. The parties agree that the record of the arbitration hearing shall automatically become the agreed record in the action, subject to re-opening only in accordance with the principles governing new trials to the court under the Federal Rules. The running of any statute of limitations applicable to a claim or counterclaim made in the arbitration proceeding shall be tolled during the arbitration proceeding to the extent the claim or counterclaim was not barred by the applicable statute of limitations when made.

              14.07 If an Award is appealable under this Article, and an appeal is not timely made in accordance with the procedures of this Article, then the Award shall automatically become final, binding as between the parties and non-appealable for any reason. The judgment of any court with respect to the appeal of an Award shall be final and non-appealable. The Award may be confirmed or enforced by either party in any court of competent jurisdiction by the filing of an appropriate action.

              14.08 A party who successfully brings a judicial action to compel arbitration or to enforce an Award hereunder shall be entitled to recover its reasonable attorneys fees and expenses from the other party. In all other cases, the parties shall bear their own costs and expenses, unless otherwise determined by the arbitrator(s).

         IN WITNESS WHEREOF, the parties have executed this Agreement by the signatures of their respective duly-authorized representatives as of the date first above written.


                                           GS INDUSTRIES, INC.


                                           By: /s/ Luis E. Leon
                                              --------------------------------

                                           Print Name: Luis E. Leon
                                           Title: EVP & CFO



                                           FLORIDA WIRE AND CABLE, INC.


                                           By: /s/ Mark G. Essig
                                              --------------------------------
                                           Print Name: Mark G. Essig
                                           Title: Chief Executive Officer
                                                 -----------------------------

                                   EXHIBIT 1

                               COMPETITORS OF FWC

                                      [*]




* Confidential portion has been omitted and filed separately with the Commission. (Omitted portion includes one entire page.)

                                   EXHIBIT 2


                            INITIAL DELIVERED PRICES

                                FWC          GSI         DELIVERED PRICES
  HC RODS         SIZES        GRADE        GRADE       ON EFFECTIVE DATE
  -------         -----        -----        -----        (PER 100 WEIGHT)
                                                         ----------------

   [*]             [*]          [*]          [*]                 [*]



*Confidential portion has been omitted and filed separately with the Commission. (Omitted portion includes one entire page).